Exhibit 99.(a)(6)

Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Select Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Select Funds (the “Trust”) dated August 27, 2024 (“Trust Instrument”), the American Beacon Ninety One International Franchise ETF (the “Fund”), was created as a new ETF series of the Trust by resolution of the Trust’s Board of Trustees (“Board”) on August 25, 2025.

All rights, obligations, and preferences of the Fund and its shares of beneficial interest (“Shares”) are as set forth in the Trust Instrument, the Fund’s registration statement on Form N-1A (“Registration Statement”), the Amended and Restated Bylaws of the Trust dated August 27, 2024, or by resolution adopted by the Board. The Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 8th day of September 2025.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado

/s/ Gerard J. Arpey
Gerard J. Arpey

/s/ Eugene J. Duffy
Eugene J. Duffy

/s/ Claudia A. Holz
Claudia A. Holz

/s/ Douglas A. Lindgren
Douglas A. Lindgren

/s/ Barbara J. McKenna
Barbara J. McKenna

/s/ Janet C. Smith
Janet C. Smith

/s/ Paul Zemsky
Paul Zemsky
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